News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS SECOND FISCAL QUARTER

EARNINGS OF $0.43 PER DILUTED SHARE

Houston, Texas. April 22, 2008. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $127.3 million for the fiscal 2008 second quarter ended March 31, 2008, or $0.43 per diluted share, a 26% decrease from the $0.58 per diluted share reported in the previous quarter and a 33% decrease compared to the $0.64 per diluted share reported in the fiscal 2007 second quarter.

Revenue in the second quarter of fiscal 2008 was $1,283.2 million, slightly below the $1,285.1 million reported in the previous quarter and up 8% compared to $1,186.6 million reported in the prior year's March quarter. Operating income for the quarter was $186.5 million, a 26% decrease compared to $252.6 million for the previous quarter and a 36% decrease compared to $290.2 million reported in the second quarter of fiscal 2007.

Debt decreased $8.4 million during the quarter to $615.9 million and cash and cash equivalents decreased $10.0 million to $43.6 million during the quarter. Uses of cash during the quarter included capital expenditures of $150.0 million and payment of $14.6 million in dividends.

Commenting on the results, Chairman and CEO Bill Stewart said, "During the quarter, the Company experienced significant pricing pressure in North America. Most of the price loss occurred in January as we completed a number of pricing agreements with our customers. I am, however, encouraged that pricing was relatively stable in February and March. The fundamental outlook is quite positive in the U.S. with natural gas prices at levels that should lay the foundation for higher drilling levels. This is supported by a number of our customers announcing budget increases for the second half of the calendar year.

"Looking at our third fiscal quarter, we expect drilling activity in the U.S. to be up modestly compared to the second fiscal quarter. Pricing is expected to continue to be under pressure; however, we are forecasting the rate of price declines experienced in previous quarters to moderate in the third fiscal quarter. Canada is in full Spring break-up and drilling activity for the quarter is not expected to be significantly different than the same quarter last year. In the International Pressure Pumping segment, we are anticipating modest revenue improvement with slightly improved margins in the third fiscal quarter. The largest sequential improvement is expected to be in the Asia Pacific region, as business is expected to improve after experiencing weather disruptions and project delays in the second fiscal quarter.

"We anticipate sequential revenue and margin improvement for our Oilfield Services group. We are projecting our Tubular Services business to recover from delays experienced during the second fiscal quarter. We are also expecting seasonal improvement from our Process & Pipeline Services business. Based on these assumptions, we are currently projecting diluted earnings for the third fiscal quarter to be in the range of $0.39 to $0.43 per share."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

Three Months Ended
March 31			December 31
	2008	2007	2007
Revenue	$1,283,202	$1,186,638	$1,285,065
Operating Expenses:
Cost of sales and services	1,004,107	820,661	950,450
Research and engineering	18,913	16,164	17,198
Marketing	31,764	26,075	28,832
General and administrative	41,652	33,634	36,630
Loss (gain) on long-lived assets	238	(83)	(626)
Total operating expenses	1,096,674	896,451	1,032,484
Operating income	186,528	290,187	252,581
Interest expense	(6,949)	(8,488)	(7,862)
Interest income	356	504	474
Other income/(expense), net	1,053	(1,797)	(2,711)
Income before income taxes	180,988	280,406	242,482
Income taxes	53,685	91,490	70,298
Net income	$127,303	$188,916	$172,184

Earnings Per Share:
Basic	$0.43	$0.64	$0.59
Diluted	$0.43	$0.64	$0.58

Weighted Average Shares Outstanding:
Basic	293,245	293,247	292,627
Diluted	295,285	296,276	295,284

Supplemental Data:
Depreciation and amortization	$ 64,900	$49,819	$ 62,766
Capital expenditures	149,989	208,399	161,797
Debt	615,892	672,236	624,324

	Six Months Ended
	March 31
	2008		2007
Revenue	$2,568,267		$2,370,578
Operating Expenses:
Cost of sales and services	1,954,557		1,609,296
Research and engineering	36,111		31,858
Marketing	60,596		51,888
General and administrative	78,282		70,841
Loss on long-lived assets	(388)		182
Total operating expenses	2,129,158		1,764,065
Operating income	439,109		606,513
Interest expense	(14,811)		(17,267)
Interest income	830		824
Other expense, net	(1,658)		(3,873)
Income before income taxes	423,470		586,197
Income taxes	123,983		190,197
Net income	$ 299,487		$ 396,000

Earnings Per Share:
Basic	$1.02		$1.35
Diluted	$1.01		$1.34

Weighted Average Shares Outstanding:
Basic	292,934		293,134
Diluted	295,182		296,408

Supplemental Data:
Depreciation and amortization	$ 127,666		$ 95,524
Capital expenditures	311,786		354,851

Operating Highlights

Following are the results of operations for the three months ended March 31, 2008, March 31, 2007 and December 31, 2007 and for the six months ended March 31, 2008 and 2007:

	Three Months Ended			Six Months Ended
	March 31		December 31	March 31
	2008	2007	2007	2008	2007

U.S./Mexico Pressure Pumping Revenue	$643,044	$633,356	$662,551	$1,305,595	$1,274,182
Operating Income	126,516	220,340	182,022	308,538	472,897
Operating Income Margins	20%	35%	27%	24%	37%

Canada Pressure Pumping Revenue	$138,790	$121,876	$121,346	$ 260,136	$ 233,540
Operating Income	14,481	18,810	16,992	31,473	32,217
Operating Income Margins	10%	15%	14%	12%	14%

International Pressure Pumping Revenue	$292,120	$250,371	$288,512	$ 580,632	$ 502,427
Operating Income	34,714	29,127	35,925	70,639	69,500
Operating Income Margins	12%	12%	12%	12%	14%

Oilfield Services Group Revenue	$209,248	$181,035	$212,656	$ 421,904	$ 360,429
Operating Income	37,769	36,674	40,033	77,802	69,372
Operating Income Margins	18%	20%	19%	18%	19%

Corporate
Operating Loss	$(26,952)	$(14,764)	$(22,391)	$ (49,343)	$ (37,473)

March Quarter Review

U.S./Mexico Pressure Pumping Services second quarter 2008 revenue of $643.0 million was 3% lower than the December 2007 quarter (sequential) with average active drilling rigs for the same period declining 1%. Lower revenue was primarily attributable to the continuing trend of lower pricing for our products and services, which was generally steeper this quarter than originally anticipated. Compared to the March 2007 quarter (year over year), revenue increased 2% on a 2% increase in average active drilling rigs. This increase is the result of higher job volume, largely offset by lower pricing. Operating income margins for U.S./Mexico decreased to 20% from 27% in the previous quarter and from 35% in the same quarter last year, reflecting the effect of lower pricing sequentially and year over year, as well as increased material, maintenance and fuel costs.

Canada Pressure Pumping Services second quarter 2008 revenue of $138.8 million increased 14% sequentially and year over year. Sequential revenue improvement was due to a seasonal increase in Canadian average active drilling rigs of 43% during the period, partially offset by a severe reduction in pricing. Year over year, revenue improvement was primarily attributable to the strengthening of the Canadian dollar in relation to the U.S. dollar. Revenue declined on a Canadian dollar basis, due to lower activity levels and lower pricing. Primarily as a result of lower pricing and escalating fuel costs, operating income margin for Canada decreased to 10% from 14% in the previous quarter and 15% in the prior year quarter.

International Pressure Pumping Services second quarter 2008 revenue of $292.1 million increased 1% sequentially with average active drilling rig levels increasing 3% for the same period. Revenue compared to the same quarter last year increased 17% with average active drilling rigs up 7%. Revenue performance by region is as follows:

Region	Sequential	Year Over Year
Europe(1)	-6%	-23%
Middle East(1)	-2%	29%
Asia Pacific	-11%	8%
Russia	31%	-10%
Latin America(1)	10%	43%
Total	1%	17%

(1) During the quarter ended March 31, 2008, we revised the internal management reporting structure of our pressure pumping operations in Africa. Our North Africa results, including Algeria and Libya, are now included in our Middle East operating segment, while our West Africa results south of Nigeria, including Angola and Gabon, are now included in our Latin America operating segment. Nigeria and coastal areas north of there remain as part of our Europe segment. Prior period results have been restated to conform with the current presentation.

Sequential revenue contributions from our Latin America and Russian operations during the quarter were offset by lower revenue from other operating segments within International Pressure Pumping operations. Increased fracturing and vessel activity in Brazil and higher activity in Venezuela provided for the majority of the improvement in the Latin American region. Russia benefited from increased activity, as the previous quarter included a number of lost work days due to extremely cold weather. In Europe, lower activity levels in Norway compared to the prior quarter was the significant cause for the decline of revenue in the region. In the Middle East, lower product sales in India and lower revenue in Saudi Arabia offset improvements in Algeria, Libya and Bangladesh. Our Asia Pacific operations showed a decline in revenue, while average active drilling rigs for the region remained unchanged. Adverse weather conditions negatively impacted operations in Australia and Malaysia while operations in Thailand were hindered by the delay of rigs moving into that market.

Year over year, our Latin America operations led the segment's increase in revenue. All major markets within the region had revenue growth with the highest increase in Brazil. In the Middle East, increased revenue resulted from the addition of two stimulation vessels into the India market during the later part of fiscal 2007. The region also benefited from increased revenue in Algeria, Saudi Arabia and Azerbaijan. In Asia Pacific, an 11% increase in average active drilling rigs contributed to the region's 8% increase in revenue compared to the prior year. In Europe, the transfer of a stimulation vessel from the North Sea to India was the primary reason for the revenue decline. In Russia, revenue was lower as the prior year included revenue from our workover rig business, which was sold in the third fiscal quarter of 2007.

Operating income margins for International Pressure Pumping were 12% in the second quarter of fiscal 2008, consistent with the previous quarter and last year's March quarter. Increased revenues and improving margins in some international markets have been offset by the impact of activity declines, weather delays and rig delays in other markets.

Oilfield Services Group second quarter 2008 revenue of $209.2 million decreased 2% sequentially and increased 16% year over year.

Division	Sequential	Year Over Year
Tubular Services	-8%	0%
Process & Pipeline Services	-3%	69%
Chemical Services	-1%	22%
Completion Tools	10%	32%
Completion Fluids	-2%	-45%
Total	-2%	16%

Tubular Services operations experienced adverse weather conditions and project delays during the second quarter of fiscal 2008, which resulted in lower revenue sequentially and flat revenue year over year. The Process & Pipeline Services business reported a seasonal decline in revenue sequentially, but significant revenue growth year over year resulting from activity increases in the Middle East and Asia Pacific markets. Chemical Services revenue growth year over year was due to higher activity levels, while revenue was lower sequentially primarily as a result of lower international revenue. Revenue growth in the Completion Tools business sequentially and year over year was primarily attributable to continued expansion into international markets. Declines in Completion Fluids revenue performance is primarily the result of lower activity in the Gulf of Mexico as well as pricing pressure and less favorable product mix.

The Oilfield Services Group operating income margin for the quarter was 18%, down from 19% in the previous quarter and 20% reported in the prior year's second quarter. The sequential decline was due primarily to a decline in revenue from our Chemical Services and Tubular Services businesses. Year over year, lower profitability from Tubular Services and Completion Fluids were the primary reasons for the decline.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the March 2008 quarter compared to the December 2007 quarter and the March 2007 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	-4%	1%
Canada	15%	15%
Total	-1%	3%
Latin America	14%	34%
Europe/Africa	-12%	-8%
Russia	31%	-8%
Middle East	-5%	32%
Asia Pacific	-2%	36%
Total	0%	8%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 8:30 a.m. Central Time.

To participate in the conference call, please call 913/312-0682, 10 minutes prior to the conference call start time and give the conference code number 2292641. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 2292641. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)